UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2017

People’s Utah Bancorp
(Exact name of registrant as specified in its charter)

Utah	001-37416	87-0622021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Main Street American Fork, UT
(Address of principal executive offices)

84003
(Zip code)

(801) 642-3998
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2017, People’s Utah Bancorp (“PUB”) announced that Mark K. Olson has been hired as Chief Financial Officer of People’s Intermountain Bank, a wholly-owned subsidiary of PUB.  Mr. Olson will be joining PUB on July 1, 2017 and will succeed Wolfgang T. N. Muelleck as PUB’s CFO on January 1, 2018 upon Mr. Muelleck’s retirement, which was previously announced.   Mr. Muelleck’s plans to work closely with Mr. Olson through the end of 2017 to ensure a smooth leadership transition and plans to continue to serve on the Board of Directors after his retirement.

Mr. Olson brings to PUB more than 27 years of financial services experience, most recently as Chief Financial Officer of California Republic Bancorp from 2014 to 2016, a public company that was recently sold to Mechanics Bank. From 2013 to 2014 he served as Chief Financial Officer of Heritage Oaks Bancorp and from 2010 to 2013 as Chief Financial Officer of Pacific Capital Bancorp.  He also served as Finance Director for Goldman Sachs Bank, USA.

In connection with his appointment, Mr. Olson entered into an offer letter agreement providing the following: (1) an annual salary of $250,000 upon becoming PUB’s Chief Financial Officer, (2) an annual bonus based on satisfying certain performance criteria, (3) participation in PUB’s employee benefit plans available generally to PUB’s employees, and (4) an equity award to be granted upon commencing employment.  Mr. Olson will also be entitled to severance in the event of an involuntary termination or significant change in duties following a change of control.  The severance will include payment of twelve months of salary, annual bonus, and continuation of health insurance for 12 months following termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Utah Bancorp

Date: January 9, 2017	By:	/s/ Richard T. Beard
Richard T. Beard
President and Chief Executive Officer